Exhibit 99.1

FOR IMMEDIATE RELEASE: MARCH 3, 2010	NEWS OTCBB: ELDO

Eldorado Natural Spring Water Wins Silver Medal In International Water Tasting Competition

Louisville, CO – March 2, 2010 – The 20th Annual Berkeley Springs International Water Tasting was held Saturday with more than 125 waters competing for top honors.

In the non-carbonated bottled water category, Colorado’s Eldorado Natural Spring Water took 2nd place. “It’s quite an honor to have won the Silver Medal twice in the last three years in this prestigious international competition” said Jeremy Martin, VP Marketing.

The entrants were judged by twelve journalists and food critics. The contest is known as the world’s largest and longest running water tasting and is billed as the “Olympics of Water”. Judges based their rankings on appearance, taste, aroma, mouth feel and aftertaste.

Waters from 24 states and 11 countries including Canada, New Zealand, Brazil, China, Macedonia, Italy, Bosnia and Ecuador were in the running.

Eldorado Natural Spring Water flows from an aquifer at a depth of 8,000 feet. The sandstone acts as a giant natural filter and the spring water is renowned as one of the purest natural springs in the world.

About Eldorado Artesian Springs, Inc.
Eldorado Artesian Springs, Inc. is a leading bottler, marketer, and distributor of natural spring water beverages in the Rocky Mountains. The Company’s growing product portfolio includes the nation’s only Organic Vitamin Charged Spring Water, which was recently introduced in six flavors and has generated strong market acceptance. The Company also markets five-gallon and three-gallon bottles of water directly to homes and businesses, national retail grocery chains, and regional distributors. Additionally, the Company markets its water in smaller, more convenient size packaging to retail food stores. The source of the natural spring water is located on property owned by the Company in Eldorado Springs, Colorado. More information about the Company can be found at http://www.eldoradosprings.com.

For more information contact:
Jeremy Martin
303-604-3017
jeremy@eldoradosprings.com
Eldorado Artesian Springs
PO Box 445
Eldorado Springs, CO 80025

Safe Harbor Statement
Some portions of this press release, particularly those describing Eldorado’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Eldorado is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Eldorado, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Eldorado that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Eldorado undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.